Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Silexion Therapeutics Corp of our report dated March 17, 2026, except for the effects of the reverse share split effected May 28, 2026 as discussed in note 1e to the financial statements, as to which the date is August 7, 2026 relating to the financial statements, which appears in Silexion Therapeutics Corp's Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Kesselman & Kesselman
Certified Public Accountants (Isr.)

Tel-Aviv, Israel
October 28, 2026